Free Writing Prospectus
Filed Pursuant to Rule 433
File No. 333-177891-04
From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Friday, April 12, 2013 11:27 AM
Subject: NEW ISSUE CMBS: WFRBS 2013-C13 PUBLIC *ANNOUNCEMENT*

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C13 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $710.778MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: CITIGROUP CAPITAL MARKETS

OFFERED CERTIFICATES - PUBLIC
CLASS	F/M	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/Aaa(sf)	56.222	2.66	30.000%	31.0%	19.4%
A-2	AAA(sf)/Aaa(sf)	79.549	4.86	30.000%	31.0%	19.4%
A-3	AAA(sf)/Aaa(sf)	125.000	****NOT AVAILABLE****
A-4	AAA(sf)/Aaa(sf)	206.479	9.93	30.000%	31.0%	19.4%
A-SB	AAA(sf)/Aaa(sf)	71.467	7.43	30.000%	31.0%	19.4%
A-S	AAA(sf)/Aaa(sf)	90.962	9.93	19.625%	35.6%	16.9%
B	AA-(sf)/Aa3(sf)	51.509	9.98	13.750%	38.2%	15.7%
C	A-(sf)/A3(sf)	29.590	10.02	10.375%	39.7%	15.1%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/M	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A3-FL	AAA(sf)/Aaa(sf)	75.000	**** NOT AVAILABLE ****
D	BBB-(sf)/Baa3(sf)	32.877	10.02	6.625%	41.3%	14.5%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE	: $876,739,752
NUMBER OF LOANS	: 95
NUMBER OF PROPERTIES	: 113
WA CUT-OFF LTV	: 59.1%
WA BALLOON LTV	: 49.8%
WA U/W DSCR	: 2.34x
WA U/W NOI DEBT YIELD	: 13.5%
WA MORTGAGE RATE	: 4.179%
TOP TEN LOANS %	: 44.7%
WA TERM TO MATURITY (MOS)	: 113
WA AMORTIZATION TERM (MOS)	: 345
WA SEASONING (MOS)	: 1

LOAN SELLERS	: WFB (60.8%), RBS (13.8%), LIG I (9.1%), NCB (6.9%), BASIS (4.9%), C-III (4.4%)

TOP 5 PROPERTY TYPES	: OFFICE (28.5%), RETAIL (20.3%), HOSPITALITY (18.3%), MULTIFAMILY (15.6%), SELF STORAGE (5.4%)

TOP 5 STATES	: CA(17.5%), NY(13.9%), NC(10.2%), LA(6.7%), TX(6.5%)

MASTER SERVICER	: WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICER	: LNR PARTNERS, LLC AND NCB, FSB
SUBORDINATE CLASS REP	: LNR SECURITIES HOLDINGS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A	: ATTACHED
RED	: 04/15/2013
PRESALE REPORTS	: 04/15/2013
ANTICIPATED PRICING	: WEEK OF 04/15
ANTICIPATED SETTLEMENT	: 05/09/2013

ROADSHOW
NEW YORK 1x1's	: MON (04/15) & WED (04/17)
CONFERENCE CALLS	: UPON DEMAND

MINNEAPOLIS, BREAKFAST	: MON, 04/15 @ 7:30AM CST, GRAND HOTEL
HARTFORD, BREAKFAST	: TUES, 04/16 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH	: TUES, 04/16 @ 12:00PM EST, LANGHAM HOTEL

GLOBAL INVESTOR CALL	: MON, 04/15 @ 11:00AM EST
TOLL-FREE DIAL-IN	: (877)-680-8088
INTERNATIONAL DIAL-IN	: (973)-935-2947
CONFERENCE ID	: 35800664

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

-------------------------------------------------------------------------------
This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

********************************************************************
Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email. RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties. Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.
********************************************************************